CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Phoenix Autocallable Optimization Securities due 2020	$4,000,000	$402.80

Pricing Supplement No. 663 Registration Statement No. 333-200365 Dated November 4, 2015 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley $4,000,000 Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing index between the S&P 500® Index and the MSCI EAFE® Index due November 10, 2020

Principal at Risk Securities

Investment Description

These Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley (the “Issuer”) and provide a return based on the least performing index between the S&P 500® Index (the “SPX Index”) and the MSCI EAFE® Index (the “MXEA Index,” and together with the SPX Index, the “Underlying Indices”). If the Index Closing Values of both the SPX Index and the MXEA Index on a quarterly Observation Date (the “Observation Date Closing Values”), are equal to or greater than their respective Coupon Barriers, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date. However, if the Index Closing Value of either of the Underlying Indices is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, Morgan Stanley will automatically call the Securities early if the Observation Date Closing Values for both the SPX Index and the MXEA Index on any quarterly Observation Date beginning after approximately one year (November 4, 2016) are equal to or greater than their respective Initial Index Values. If the Securities are called, Morgan Stanley will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers, Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. If the Final Index Value of either of the Underlying Indices is less than its respective Coupon Barrier, but the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Trigger Levels, Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, and no Contingent Coupon will be paid with respect to the Final Observation Date. However, if the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Trigger Level, Morgan Stanley will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying Index with the larger percentage decrease from its Initial Index Value to Final Index Value (the “Least Performing Underlying Index”), even if the other Underlying Index appreciates or does not decline as much. These long-dated Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in either of the Underlying Indices. Because all payments on the Securities are based on the least performing index between the SPX Index and the MXEA Index, the fact that the Securities are linked to two Underlying Indices does not provide any asset diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Trigger Level of either the SPX Index or the MXEA Index will result in no Contingent Coupon payments or a significant loss on your investment, even if the other Underlying Index appreciates. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for either of the Underlying Indices is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Value of either of the Underlying Indices is below its respective Initial Index Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Index Value of either of the Underlying Indices is below its Trigger Level. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlying Indices are greater than their respective Trigger Levels at the time of sale.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑ Automatically Callable: Morgan Stanley will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Closing Values of both the SPX Index and the MXEA Index on any quarterly Observation Date beginning November 4, 2016 are equal to or greater than their respective Initial Index Values, and no further payment will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk of the Least Performing Underlying Index at maturity.

❑ Contingent Coupon: If the Observation Date Closing Values of both the SPX Index and the MXEA Index on any quarterly Observation Date are equal to or greater than their respective Coupon Barriers, Morgan Stanley will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Closing Value of either Underlying Index is below its Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑ Contingent Downside Market Exposure at Maturity: If, at maturity, the Securities have not been called and the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers, Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. If the Final Index Value of either of the Underlying Indices is less than its respective Coupon Barrier, but the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Trigger Levels, Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Securities, and no Contingent Coupon will be paid with respect to the Final Observation Date. However, if the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Trigger Level on the Final Observation Date, Morgan Stanley will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying Index from the Trade Date to the Final Observation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlying Indices are greater than their respective Trigger Levels at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.

	Trade Date	November 4, 2015
	Settlement Date	November 9, 2015 (3 business days
after the Trade Date)
	Observation Dates	Quarterly, callable beginning November 4, 2016.
See “Observation Dates and Coupon
Payment Dates” on page 7 for details.
	Final Observation Date*	November 4, 2020
	Maturity Date*	November 10, 2020
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYING INDICES, SUBJECT TO THE RESPECTIVE TRIGGER LEVELS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing index between the S&P 500® Index and the MSCI EAFE® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Index	Initial Index Value	Coupon Barrier	Trigger Level	Contingent Coupon Rate	CUSIP	ISIN
S&P 500® Index	2,102.31	1,471.62, which is approximately 70% of the Initial Index Value	1,051.16, which is approximately 50% of the Initial Index Value	6.80% per annum	61765U183	US61765U1833
MSCI EAFE® Index	1,761.35	1,232.95, which is approximately 70% of the Initial Index Value	880.68, which is approximately 50% of the Initial Index Value

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.691 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley(2)
Per Security	$10.00	$0.15	$9.85
Total	$4,000,000	$60,000	$3,940,000

(1) UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 23 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 22.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 23 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008195/dp50991_424b2-autocall.htm

t	Index supplement dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008192/dp51025_424b2-uis.htm

t	Prospectus dated November 19, 2014: http://www.sec.gov/Archives/edgar/data/895421/000095010314008169/dp51151_424b2-base.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Phoenix Autocallable Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the Morgan Stanley prospectus dated November 19, 2014, the Morgan Stanley product supplement for auto-callable securities dated November 19, 2014 and the Morgan Stanley index supplement dated November 19, 2014, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms contained in this pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.691.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Indices. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Indices, instruments based on the Underlying Indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barrier, the Trigger Level and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Indices, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Trigger Levels at maturity, as the Least Performing Underlying Index.

t  You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You believe both the SPX Index and the MXEA Index will close at or above their respective Coupon Barriers on the Observation Dates, and above their respective Trigger Levels on the Final Observation Date.

t  You understand that the linkage to two Underlying Indices does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Trigger Level of either the SPX Index or the MXEA Index will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Index appreciates .

t  You understand and accept that you will not participate in any appreciation in the values of the Underlying Indices and that your potential return is limited to the Contingent Coupons, if any.

t  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Index.

t  You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlying Indices.

t  You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement.

t  You seek an investment with exposure to the broad equity market in the United States and companies in developed international markets.

t  You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t   You are willing to assume the credit risk of Morgan Stanley for all payments under the Securities, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t  You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Trigger Levels at maturity, as the Least Performing Underlying Index.

t  You require an investment designed to provide a full return of principal at maturity.

t  You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t  You believe that the value of one of the SPX Index or the MXEA Index will decline during the term of the Securities and is likely to close below its Coupon Barrier on the Observation Dates or below its Trigger Level on the Final Observation Date.

t   You are not comfortable with an investment linked to two Underlying Indices such that a decline in the value beyond the relevant Coupon Barrier or Trigger Level of either the SPX Index or the MXEA Index will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying Index appreciates .

t  You seek an investment that participates in the appreciation in the values of the Underlying Indices or that has unlimited return potential.

t   You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Index.

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t  You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlying Indices.

t  You do not seek an investment with exposure to the broad equity market in the United States and companies in developed international markets.

t  You are unable or unwilling to hold Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t   You are not willing to assume the credit risk of Morgan Stanley for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-36 of the accompanying product supplement for risks related to an investment in the Securities.

Final Terms
Issuer	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Indices	The S&P 500® Index (the “SPX Index”) and the MSCI EAFE® Index (the “MXEA Index”)
Principal Amount	$10.00 per Security
Term	Approximately 5 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Values of both the SPX Index and the MXEA Index on any Observation Date beginning November 4, 2016 are equal to or greater than their respective Initial Index Values.

If the Securities are called, Morgan Stanley will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date, and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Value of either of the Underlying Indices is below its respective Initial Index Value.

Contingent Coupon

If the Observation Date Closing Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Value of either the SPX Index or the MXEA Index is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon is a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $0.17 for each Security (based on the per-annum rate of 6.80%) would be applicable to each Observation Date on which the Index Closing Values of both the SPX Index and the MXEA Index are greater than or equal to their respective Coupon Barriers.

Contingent Coupon payments on the Securities are not guaranteed. Morgan Stanley will not pay you the Contingent Coupon for any Observation Date on which the Index Closing Value of either the SPX Index or the MXEA Index is less than its respective Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 6.80% per annum.
Observation Dates	Quarterly, callable beginning November 4, 2016. See “Observation Dates and Coupon Payment Dates” on page 7 for details.
Final Observation Date	November 4, 2020, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Coupon Payment Dates	With respect to each Observation Date as set forth under “Observation Dates and Coupon Payment Dates” on page 7.
Payment at Maturity (per Security)

Morgan Stanley will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying Index during the term of the Securities, as follows:

If the Securities have not been automatically called and the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers, Morgan Stanley will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities have not been automatically called and the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Coupon Barrier, but the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Trigger Levels, Morgan Stanley will pay you the $10 Principal Amount, and no Contingent Coupon will be paid with respect to the Final Observation Date.

If the Securities have not been automatically called and the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Trigger Level, Morgan Stanley will pay you an amount calculated as follows:

$10 × (1 + Index Return of the Least Performing Underlying Index)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying Index from the Trade Date to the Final Observation Date, even if the other Underlying Index appreciates or does not decline as much.

Observation Date Closing Value	With respect to each of the Underlying Indices, the Index Closing Value of such Underlying Index on any Observation Date
Least Performing Underlying Index	The Underlying Index with the larger percentage decrease from the Initial Index Value to the Final Index Value.
Index Return	With respect to each Underlying Index, Final Index Value – Initial Index Value Initial Index Value

Initial Index Value	With respect to the SPX Index, 2,102.31 With respect to the MXEA Index, 1,761.35
Final Index Value	With respect to each Underlying Index, the Index Closing Value of such Underlying Index on the Final Observation Date
Trigger Level

With respect to the SPX Index, 1,051.16, which is approximately 50% of the Initial Index Value of such Underlying Index

With respect to the MXEA Index, 880.68, which is approximately 50% of the Initial Index Value of such Underlying Index

Coupon Barrier

With respect to the SPX Index, 1,471.62, which is approximately 70% of the Initial Index Value of such Underlying Index

With respect to the MXEA Index, 1,232.95, which is approximately 70% of the Initial Index Value of such Underlying Index

Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call shall be payable to the person to whom the Payment at Maturity or the payment upon an automatic call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.
Investment Timeline

Trade Date	The Initial Index Values, Trigger Levels and Coupon Barriers of both the SPX Index and the MXEA Index are determined.

Quarterly (callable after approximately 1 year)

If the Observation Date Closing Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers on any Observation Date, Morgan Stanley will pay you a Contingent Coupon on the Coupon Payment Date. However, if the Observation Date Closing Value of either Underlying Index is below its Coupon Barrier, no coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Values of both the SPX Index and the MXEA Index are equal to or greater than the Initial Index Value on any Observation Date beginning on November 4, 2016, the Securities will be called and Morgan Stanley will pay you a cash payment per Security equal to the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date, and no further payments will be made on the Securities.

Maturity Date

The Final Index Values are determined as of the Final Observation Date.

If the Securities have not been called and the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers, Morgan Stanley will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities have not been called and the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Coupon Barrier, but the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Trigger Levels, Morgan Stanley will pay you the $10 Principal Amount, and no Contingent Coupon will be paid with respect to the Final Observation Date.

However, if the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Trigger Level, Morgan Stanley will pay you an amount calculated as follows:

$10 × (1 + Index Return of the Least Performing Underlying Index) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Index Return of the Least Performing Underlying Index, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley. If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for either of the Underlying Indices is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Value of either of the Underlying Indices is below its respective Initial Index Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Index Value of either of the Underlying Indices is below its RESPECTIVE Trigger Level.

Observation Dates(1) and Coupon Payment Dates(2)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
02/04/2016*	02/08/2016	11/06/2017	11/08/2017	08/05/2019	08/07/2019
05/04/2016*	05/06/2016	02/05/2018	02/07/2018	11/04/2019	11/06/2019
08/04/2016*	08/08/2016	05/04/2018	05/09/2018	02/04/2020	02/06/2020
11/04/2016	11/08/2016	08/06/2018	08/08/2018	05/05/2020	05/07/2020
02/06/2017	02/08/2017	11/05/2018	11/07/2018	08/04/2020	08/06/2020
05/04/2017	05/08/2017	02/04/2019	02/06/2019	11/04/2020 (Final Observation Date)	Maturity Date
08/04/2017	08/08/2017	05/07/2019	05/09/2019

* The Securities are not callable until the fourth Observation Date, which is November 4, 2016.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to maturity and if the Final Index Value of either the SPX Index or the MXEA Index is less than its respective Trigger Level, you will be exposed to the decline in the value of the Least Performing Underlying Index from its Initial Index Value to its Final Index Value, on a 1 to 1 basis, resulting in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying Index over the term of the Securities, even if the other Underlying Index appreciates or does not decline as much. You could lose your entire Principal Amount.

t	You are exposed to the market risk of both Underlying Indices. Your return on the Securities is not linked to a basket consisting of the Underlying Indices. Rather, it will be contingent upon the independent performance of each of the SPX Index and the MXEA Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the SPX Index and the MXEA Index. Poor performance by either of the Underlying Indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Index. For the Securities to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from Morgan Stanley, both Underlying Indices must close at or above their respective Initial Index Values, Coupon Barriers and Trigger Levels, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying Index even if the other Underlying Index appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlying Indices. Additionally, movements in the values of the Underlying Indices may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Indices will close below its Coupon Barrier on an Observation Date will increase when the movements in the values of the Underlying Indices are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Indices is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying Index to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing between the SPX Index and the MXEA Index, you are exposed to greater risk of receiving no Contingent Coupon payments or a significant loss on your investment than if the Securities were linked to just the SPX Index or just the MXEA Index. The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the SPX Index or just the MXEA Index. With two Underlying Indices, it is more likely that either Underlying Index will close below its Coupon Barrier on the quarterly Observation Dates or below its Trigger Level on the Final Observation Date than if the Securities were linked to only one of the Underlying Indices, and therefore it is more likely that you will not receive any Contingent Coupons or will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	The Contingent Coupon is based solely on the Observation Date Closing Values. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Values of both Underlying Indices. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Values on a specific Observation Date, if the Observation Date Closing Value of either the SPX Index or the MXEA Index is less than its respective Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Index Closing Values of the Underlying Indices were higher on other days during the term of the Securities.

t	You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Value of either the SPX Index or the MXEA Index is less than or equal to its Coupon Barrier. A Contingent Coupon will be paid with respect to a quarterly period only if the Observation Date Closing Values of both the SPX Index and the MXEA Index are greater than or equal to their respective Coupon Barriers. If the Observation Date Closing Values of either of the Underlying Indices is below its respective Coupon Barrier, the Issuer will not pay you a Contingent Coupon for that quarterly period. If, on each Observation Date over the term of the Securities, either the SPX Index or the MXEA Index closes below its respective Coupon Barrier, you will not receive any Contingent Coupons during the approximately 5-year term of the Securities.

t	Investors will not participate in any appreciation in the values of either of the Underlying Indices. Investors will not participate in any appreciation in the values of either of the Underlying Indices from their respective Initial Index Values, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Values of both the SPX Index and the MXEA Index are greater than or equal to their respective Coupon Barriers prior to maturity or an automatic call. If called, the return on the Securities will be limited to the Contingent Coupons regardless of the appreciation of either of the Underlying Indices, which could be significant. It is also possible that, on most or all of the Observation Dates, the Index Closing Value of either Underlying Index could be below its respective Coupon Barrier so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying Index and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of either of the Underlying Indices. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of Morgan Stanley of comparable maturity.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Trigger Levels are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of both Underlying Indices are above their respective Trigger Levels at that time. If you hold the Securities to maturity and the Securities have not been called, Morgan Stanley will either repay you the full principal amount per Security (plus the Contingent Coupon for the Final Observation Date, if the Final Index Values of both the SPX Index and the MXEA Index are equal to or greater than their respective Coupon Barriers), or if either of the Underlying Indices closes below its respective Trigger Level on the Final Observation Date, Morgan Stanley will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying Index from the Trade Date to the Final Observation Date.

t	Early redemption risk. The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities.

t	Higher Contingent Coupon Rates are generally associated with higher volatility and lower correlation and therefore a greater risk of loss. “Volatility” refers to the frequency and magnitude of changes in the values of the Underlying Indices. Greater expected volatility with respect to, and lower expected correlation between, the Underlying Indices generally result in a higher expectation as of the Trade Date that the value of either Underlying Index could close below its respective Trigger Level on the Final Observation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set prior to the issuance of the Securities, the Underlying Indices’ volatility and the correlation between the Underlying Indices can change significantly over the term of the Securities, but the Contingent Coupon Rate will not be adjusted. The values of the Underlying Indices could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t	The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlying Indices on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlying Indices,

o	whether the Observation Date Closing Value of either Underlying Index has been below its Coupon Barrier on any Observation Date,

o	dividend rates on the stocks comprising the Underlying Indices,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Indices or equities markets generally and which may affect the Final Index Values,

o	the occurrence of certain events affecting either of the Underlying Indices that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The values of each of the Underlying Indices may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	The Securities are linked to the MSCI EAFE® Index and are subject to risks associated with investments in Securities linked to the value of foreign equity securities. As the MSCI EAFE® Index is one of the Underlying Indices, the Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t	The level of the MXEA Index is subject to currency exchange risk. Because the level of the MXEA Index, one of the Underlying Indices, is based on the U.S. dollar value of its constituent stocks, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the MXEA Index, the level of the MXEA Index will be adversely affected.

Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;

t	existing and expected interest rate levels;

t	the balance of payments between countries; and

t	the extent of governmental surpluses or deficits in the countries represented in the MXEA Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MXEA Index, the United States and other countries important to international trade and finance.

t	Investing in the Securities is not equivalent to investing in the Underlying Indices. Investing in the Securities is not equivalent to investing in either Underlying Index or the component stocks of either Underlying Index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Indices. Further, you will not participate in any potential appreciation of either Underlying Index even though you may be exposed to its full decline at maturity. Additionally, the Underlying Indices are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underlying Indices, would also reflect dividends paid on such stocks. The return on the Securities will not reflect such a total return feature.

t	Adjustments to the S&P 500® Index or the MSCI EAFE® Index could adversely affect the value of the Securities. The Index Publisher of each of the S&P 500® Index and the MSCI EAFE® Index is responsible for calculating and maintaining such index. The Index Publisher may add, delete or substitute the stocks constituting either Underlying Index or make other methodological changes required by certain corporate events relating to the stocks constituting either Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Index Publisher may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Underlying Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlying Indices and, consequently, the value of the Securities.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlying Indices), including trading in the stocks that constitute the Underlying Indices as well as in other instruments related to the Underlying Indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the Underlying Indices and other financial instruments related to the Underlying Indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Index Value, and, as a result, could have increased the Coupon Barrier of each Underlying Index, which is the level at or above which such Underlying Index must close on each Observation Date in order for you to earn a Contingent Coupon, and the Trigger Level of each Underlying Index, which if the Securities are not called prior to maturity, is the level at or above which such Underlying Index must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Index at maturity (in each case, depending also on the performance of the other Underlying Index). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlying Indices on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying Index).

t	The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Index Values, the Coupon Barriers and the Trigger Levels and will determine the Observation Date Closing Levels and the Final Index Values of each Underlying Index, whether a Contingent Coupon is payable with respect to each Observation Date, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities were determined on the Trade Date and are specified on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 5 years

t	Hypothetical Initial Index Value:

o	SPX Index: 2,100

o	MXEA Index: 1,800

t	Contingent Coupon Rate: 6.80% per annum (or 1.70% per quarter)

t	Contingent Coupon: $0.17 per quarter

t	Observation Dates: Quarterly, callable after approximately 1 year

t	Hypothetical Coupon Barriers:

o	SPX Index: 1,470, which is 70% of the Hypothetical Initial Index Value of the SPX Index

o	MXEA Index: 1,260, which is 70% of the Hypothetical Initial Index Value of the MXEA Index

t	Hypothetical Trigger Levels:

o	SPX Index: 1,050, which is 50% of the Hypothetical Initial Index Value of the SPX Index

o	MXEA Index: 900, which is 50% of the Hypothetical Initial Index Value of the MXEA Index

Example 1 — Securities are Called on the Fourth Observation Date

Date	Index Closing Value		Payment (per Security)
	SPX Index	MXEA Index
First Observation Date	2,200 (at or above Coupon Barrier and Initial Index Value)	1,850 (at or above Coupon Barrier and Initial Index Value)	$0.17 (Contingent Coupon — Not Callable)
Second Observation Date	2,000 (at or above Coupon Barrier)	1,750 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Third Observation Date	2,050 (at or above Coupon Barrier)	1,700 (at or above Coupon Barrier)	$0.17 (Contingent Coupons — Not Callable)
Fourth Observation Date	2,200 (at or above Coupon Barrier and Initial Index Value)	1,900 (at or above Coupon Barrier and Initial Index Value)	$10.17 (Settlement Amount)
		Total Payment:	$10.68 (6.80% return)

Both the SPX Index and MXEA Index close above their respective Coupon Barriers on the first three Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. Because both the SPX Index and the MXEA Index close above their respective Initial Index Values on the fourth Observation Date (which is one year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called after such Observation Date. Morgan Stanley will pay you on the call settlement date a total of $10.17 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.51 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of $10.68 per Security for a 6.80% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Index Values of both the SPX Index and the MXEA Index are at or above their respective Trigger Levels and Coupon Barriers

Date	Index Closing Value		Payment (per Security)
	SPX Index	MXEA Index
First Observation Date	2,100 (at or above Coupon Barrier)	1,700 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Second Observation Date	2,000 (at or above Coupon Barrier)	1,750 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Third Observation Date	1,950 (at or above Coupon Barrier)	1,500 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,900 (at or above Coupon Barrier; below Initial Index Value)	1,400 (below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Fifth to Nineteenth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Index Value)	Various (all below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Final Observation Date	1,850 (at or above Coupon Barrier and Trigger Level)	1,500 (at or above Coupon Barrier and Trigger Level)	$10.17 (Settlement Amount)

Total Payment:	$10.51 (5.10% return)

Both the SPX Index and the MXEA Index close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to nineteenth Observation Dates, the SPX Index closes at or above its Coupon Barrier (but below its Initial Index Value) but the MXEA Index closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, both the SPX Index and the MXEA Index close above their respective Coupon Barriers and Trigger Levels. Therefore, at maturity, Morgan Stanley will pay you a total of $10.17 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.34 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of approximately $10.51 per Security for a 5.10% total return on the Securities over five years.

Example 3 — Securities are NOT Called the Final Index Values of both the SPX Index and the MXEA Index are at or above their respective Trigger Levels but the Final Index Value of the SPX Index is below its respective Coupon Barrier

Date	Index Closing Value		Payment (per Security)
	SPX Index	MXEA Index
First Observation Date	1,700 (at or above Coupon Barrier)	1,700 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Second Observation Date	1,600 (at or above Coupon Barrier)	1,400 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Third Observation Date	1,650 (at or above Coupon Barrier)	1,200 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,500 (at or above Coupon Barrier; below Initial Index Value)	1,100 (below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Fifth to Nineteenth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Index Value)	Various (all below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Final Observation Date	1,350 (below Coupon Barrier, at or above Trigger Level)	1,300 (at or above Coupon Barrier and Trigger Level)	$10.00 (Principal Amount)
		Total Payment:	$10.34 (3.40% return)

Both the SPX Index and the MXEA Index close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to nineteenth Observation Dates, the SPX Index closes at or above its Coupon Barrier (but below its Initial Index Value) but the MXEA Index closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, both the SPX Index and the MXEA Index close above their respective Trigger Levels but the SPX Index closes below its Coupon Barrier. Therefore, at maturity, Morgan Stanley will pay you a total of $10.00 per Security, reflecting your Principal Amount, but you will not receive a Contingent Coupon with respect to the Final Observation Date. When added to the Contingent Coupon payment of $0.34 received in respect of prior Observation Dates, Morgan Stanley will have paid you a total of approximately $10.34 per Security for a 3.40% total return on the Securities over five years.

Example 4 — Securities are NOT Called and the Final Index Value of one of the Underlying Indices is below its respective Trigger Level

Date	Index Closing Value		Payment (per Security)
	SPX Index	MXEA Index
First Observation Date	2,000 (at or above Coupon Barrier)	1,600 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Second Observation Date	1,800 (at or above Coupon Barrier)	1,500 (at or above Coupon Barrier)	$0.17 (Contingent Coupon — Not Callable)
Third Observation Date	1,900 (at or above Coupon Barrier)	1,150 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,850 (at or above Coupon Barrier; below Initial Index Value)	1,100 (below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Fifth to Nineteenth Observation Dates	Various (all below Coupon Barrier and Initial Index Value)	Various (all below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Twentieth Observation Date	1,750 (at or above Coupon Barrier and Trigger Level)	720 (below Coupon Barrier and Trigger Level)	$10 + [$10 × Index Return of the Least Performing Underlying Index] = $10 + [$10 × -60%] = $10 - $4 = $4 (Payment at Maturity)
		Total Payment:	$4.34 (-56.60% return)

Both the SPX Index and the MXEA Index close above their respective Coupon Barriers on the first two Observation Dates, and, therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third and fourth Observation Dates, the SPX Index closes at or above its Coupon Barrier (but below its Initial Index Value), but the MXEA Index closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on either related Coupon Payment Date. On each of the fifth to the nineteenth Observation Dates, both the SPX Index and the MXEA Index close below their respective Coupon Barriers and thus no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, the SPX Index closes above its Coupon Barrier and Trigger Level but the MXEA Index closes below its Coupon Barrier and Trigger Level. Therefore, at maturity investors are exposed to the downside performance of the Least Performing Underlying Index and Morgan Stanley will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying Index from the Trade Date to the

Final Observation Date. When added to the Contingent Coupon payments of $0.34 received in respect of prior Observation Dates, Morgan Stanley will have paid you $4.34 per Security, for a loss on the Securities of 56.60%.

The Securities differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Index Value of either Underlying Index is less than its respective Trigger Level, you will lose 1% (or a fraction thereof) of your Principal Aamount for each 1% (or a fraction thereof) that the Index Return of the Least Performing Underlying Index is less than zero. Any payment on the Securities, including any Contingent Coupon, payment upon an automatic call or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due. If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for either of the Underlying Indices is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Value of either of the Underlying Indices is below its respective Initial Index Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Index Value of either of the Underlying Indices is below its respective Trigger Level.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Securities after 2018 as being subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index for each quarter in the period from January 1, 2008 through November 4, 2015. The closing value of the S&P 500® Index on November 4, 2015 was 2,102.31, and the graph below indicates the Coupon Barrier of 1,471.62, which is approximately 70% of the Initial Index Value, and the Trigger Level of 1,051.16, which is approximately 50% of the Initial Index Value. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/1/2008	6/30/2008	1,426.63	1,278.38	1280.00
7/1/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/1/2008	12/31/2008	1,161.06	752.44	903.25
1/1/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1,071.66	879.13	1,057.08
10/1/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	11/4/2015*	2,109.79	1,923.82	2,102.31
*	Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

The MSCI EAFE® Index

The MSCI EAFE® Index is a stock index calculated, published and disseminated by MSCI Inc. (“MSCI”). The MXEA Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE® Index, see the information set forth under “MSCI International Equity Indices—MSCI EAFE® Index” and “—MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

MSCI has announced that, effective with the November 2015 semi-annual index review, certain securities traded outside of their country of classification (i.e., “foreign listings”) will become eligible for inclusion in certain MSCI Country Investable Market Indexes within the MSCI Global Investable Market Indices. Foreign listings may become eligible to represent securities only from countries that meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI (All Country World Index) Investable Market Index.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the MSCI EAFE® Index for each quarter in the period from January 1, 2008 through November 4, 2015. The closing value of the MSCI EAFE® Index on November 4, 2015 was 1,761.35, and the graph below indicates the Coupon Barrier of 1,232.95, which is approximately 70% of the Initial Index Value, and the Trigger Level of 880.68, which is approximately 50% of the Initial Index Value. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the MSCI EAFE® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the MSCI EAFE® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	2,253.36	1,913.53	2,038.62
4/1/2008	6/30/2008	2,206.72	1,957.23	1,967.19
7/1/2008	9/30/2008	1,934.39	1,553.15	1,553.15
10/1/2008	12/31/2008	1,568.20	1,044.23	1,237.42
1/1/2009	3/31/2009	1,281.02	911.39	1,056.23
4/1/2009	6/30/2009	1,361.36	1,071.10	1,307.16
7/1/2009	9/30/2009	1,580.58	1,251.65	1,552.84
10/1/2009	12/31/2009	1,617.99	1,496.75	1,580.77
1/1/2010	3/31/2010	1,642.20	1,451.53	1,584.28
4/1/2010	6/30/2010	1,636.19	1,305.12	1,348.11
7/1/2010	9/30/2010	1,570.36	1,337.85	1,561.01
10/1/2010	12/31/2010	1,675.07	1,535.13	1,658.30
1/1/2011	3/31/2011	1,758.97	1,597.15	1,702.55
4/1/2011	6/30/2011	1,809.61	1,628.03	1,708.08
7/1/2011	9/30/2011	1,727.43	1,331.35	1,373.33
10/1/2011	12/31/2011	1,560.85	1,310.15	1,412.55
1/1/2012	3/31/2012	1,586.11	1,405.10	1,553.46
4/1/2012	6/30/2012	1,570.08	1,308.01	1,423.38
7/1/2012	9/30/2012	1,569.91	1,363.52	1,510.76
10/1/2012	12/31/2012	1,618.92	1,467.33	1,604.00
1/1/2013	3/31/2013	1,713.66	1,604.15	1,674.30
4/1/2013	6/30/2013	1,781.84	1,598.66	1,638.94
7/1/2013	9/30/2013	1,844.39	1,645.23	1,818.23
10/1/2013	12/31/2013	1,915.60	1,790.27	1,915.60
1/1/2014	3/31/2014	1,940.23	1,796.86	1,915.69
4/1/2014	6/30/2014	1,992.69	1,882.24	1,972.12
7/1/2014	9/30/2014	1,995.49	1,846.08	1,846.08
10/1/2014	12/31/2014	1,848.79	1,714.64	1,774.89
1/1/2015	3/31/2015	1,900.90	1,697.01	1,849.34
4/1/2015	6/30/2015	1,949.49	1,842.46	1,842.46
7/1/2015	9/30/2015	1,894.42	1,609.50	1,644.40
10/1/2015	11/4/2015*	1,779.25	1,654.98	1,761.35
*	Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the constituent stocks of the Underlying Indices and in futures or options contracts on the Underlying Indices or the constituent stocks of the Underlying Indices. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Index Value, and, as a result, could have increased the Coupon Barrier of each Underlying Index, which is the level at or above which such Underlying Index must close on each Observation Date in order for you to earn a Contingent Coupon, and the Trigger Level of each Underlying Index, which if the Securities are not called prior to maturity, is the level at or above which such Underlying Index must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Index at maturity (in each case, depending also on the performance of the other Underlying Index). In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlying Indices, futures or options contracts on the Underlying Indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities., including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlying Indices and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the

Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.15 for each Security it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.